                                                               Exhibit 2.2




                              DATED NOVEMBER 8, 1999
                              ----------------------







                             (1) TELCOWORLD LIMITED
                                   and OTHERS

                               (2) TELEMONDE INC.

                              (3) HARRY POMEROY and
                               LARRY TRACHTENBERG




                                   ----------



                                    AGREEMENT

                        relating to the sale and purchase
                           of shares in the capital of
                         Equitel Communications Limited




                                   ----------








                                    Gouldens
                                 22 Tudor Street
                                London, EC4Y OJJ

                                     INDEX


PARTIES

RECITALS

CLAUSES

1.              Interpretation
2.              Conditions Precedent
3.              Agreement to Sell and Purchase
4.              Consideration and Earn-Out
5.              Satisfaction of Consideration and Earn-Out
6.              Completion
7.              Rescission
8.              Accounting Matters
9.              Warranties
10.             Limitations on Liability
11.             Protections for Goodwill
12.             Tax Affairs
13.             Pensions
14.             Warranties and Undertakings by Purchaser
15.             Set Off
16.             Further Assurance
17.             Survival of Agreement
18.             Costs
19.             Successors and Assigns
20.             Announcements
21.             Notices and Representatives
22.             General

SCHEDULES

1.     Vendors
2.     The Company
3.     Properties
4.     Warranties

AGREED DRAFT DOCUMENTS
Tax Deed
Powers of Attorney
Resignations
Confirmations of No Claim
Service Agreements x 4

                                    AGREEMENT

DATED          1999

PARTIES

(1) THE SEVERAL PERSONS whose names and addresses are set out in Schedule 1 ("the Vendors").

(2) TELEMONDE INC., a company incorporated with limited liability in the State of Nevada, United States of America whose office is at 200 Madison Avenue, Suite 520, New York, NY 10016 ("the Purchaser" which expression shall include its successors and assigns).

(3) HARRY POMEROY of 60A Priory Road London N8 7EX ("Mr Pomeroy") and LARRY TRACHTENBERG of 37 Crediton Hill London NW6 lHS ("Mr Trachtenberg")

RECITALS

(A) Equitel Communications Limited ("the Company") is a private company further particulars of which are set out in Schedule 2.

(B) The Vendors have agreed to sell to the Purchaser the entire issued share capital of the Company ("the Shares") on the terms and conditions hereinafter contained.

OPERATIVE PROVISIONS

1       Interpretation

1.1     In this Agreement where the context so admits:-

        1.1.1 references to the "Accounts" are references to the audited accounts for the period ending 30 April 1999 of the Company and the notes thereto and references to the "Accounting Date" are references to 30 April 1999;

        1.1.2 the expression "business day" shall mean a day (not being a Saturday) on which banks generally are open for business in London and New York;

        1.1.3 the expression "Consideration Shares" means restricted shares of common stock in the capital of the Purchaser with a par value of US$0.001 per share fully paid;

        1.1.4 the expression "Group" means the Company and its subsidiaries at the date hereof;
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        1.1.5   the expression "Interim Period" means the period commencing on exchange of this Agreement and ending on the earlier of Completion and the lapse or termination of this Agreement;

        1.1.6 the expression "Pomeroy Loan" means the interest free loan made by Janet Pomeroy and others to the Company of US$1,000,000 outstanding at today's date.

        1.1.7 references to "the Purchaser" and "the Company" shall include their respective successors in title and assigns and references to "the Purchaser's Group" are references to the Purchaser and any holding company from time to time of the Purchaser and any subsidiary from time to time of the Purchaser or any such holding company other than the Company;

        1.1.8 references to "the Purchaser's Solicitors" are references to Gouldens of 22 Tudor Street, London, EC4Y OJJ;

        1.1.9 references to "the Service Agreements" are to the service agreements between the Company and each of Mr Pomeroy, Mr Trachtenberg, Mr Topham and Mr Willard in the agreed form;

        1.10 references to the "Tax Deed" are to the Tax Deed in agreed form to be entered into pursuant to this Agreement and the expression "tax" or "taxation" shall have the meaning set out in the Tax Deed;

        1.1.11 references to Mr Topham" are references to Nick Topham of 38 Southdown Road Harpenden Herts AL5 1PG;

        1.1.12 references to "US$" or "United States dollars" or "$" or "dollar" are to the lawful currency of the United States of America at the date hereof;

        1.1.13 references to "the Vendors' Representative" are references to Larry Trachtenberg or such other person with an address in the United Kingdom as the Vendors or the Vendors' Solicitors shall notify to the Purchaser by not less than ten business days prior written notice with express reference to this Agreement;

        1.1.14 references to "the Vendors' Solicitors" are references to Lass Salt Garvin of 35 Piccadilly, London, W1V OLP;

        1.1.15 references to "Mr Willard" are references to Mark Willard of 2b Longdown Road Fleet Hampshire GU13 9UZ; and

        1.1.16 words and expressions defined in particular Clauses or Schedules shall bear the same meaning throughout.

1.2 References in this Agreement to "the Taxes Act", "the TCGA" and "the Companies Act" are respectively references to the Income and Corporation Taxes Act 1988, the
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        Taxation of Chargeable Gains Act 1992 and the Companies Act 1985 (as
        amended by the Companies Act 1989).

1.3 The ejusdem generis rule of construction shall not apply to this Agreement and general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class or examples of acts matters or things.

1.4 Words importing the singular shall include the plural and vice versa and words importing any gender shall include all other genders and references to persons shall include corporations and unincorporated associations.

1.5 References in this Agreement to any "agreed draft document" or any document "in agreed form" or "in agreed terms" are references to the document described in the form of the draft agreed between the parties and initialled by both the Purchaser's Solicitors and the Vendors' Solicitors for identification purposes.

1.6 References in this Agreement to statutory provisions shall be construed as references to those provisions as respectively amended consolidated extended or re-enacted from time to time and shall include the corresponding provisions of any earlier legislation (whether repealed or not) and any orders regulations instruments or other subordinate legislation made from time to time under the statute concerned.

1.7 References to this Agreement shall include the Schedules hereto which shall form part hereof and shall have the same force and effect as if expressly set out in the body of this Agreement.

1.8 References in this Agreement to "an associate" or to "a connected person" in relation to another, are references to a person who is an associate of the other or connected with the other within the meaning of
        Section 417 or Section 839 of the Taxes Act as appropriate.

1.9 The Clause headings in this Agreement are for convenience only and shall not affect the interpretation hereof.

2       Conditions Precedent

2.1 This Agreement is conditional upon the Vendors having received a satisfactory clearance from the Inland Revenue under Section 138 of the Taxation of Chargeable Gains Act 1992 and Section 707 of the Income and Corporation Taxes Act 1988 in relation to the sale and purchase of the Shares hereunder on or before midnight (GMT) 60 days from today's date.

2.2 The Vendors shall use all reasonable endeavours to procure that the condition precedent contained in Clause 2.1. is satisfied as soon as possible and in any event not later than the latest time provided in Clause 2.1.
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                                       4


2.3 The Vendors shall keep the Purchaser fully informed of all progress and developments with regard to satisfaction of the said condition precedent and in any event shall forthwith notify the Purchaser in writing as soon as it becomes aware that the same has been satisfied or has become incapable of satisfaction and produce to the other Purchaser such documentation as it shall reasonably require to evidence any such satisfaction.

2.4 If by the latest time prescribed by Clause 2.1 the said condition precedent shall not have been satisfied or waived in writing by the Vendors, this Agreement shall have no further force and effect and none of the parties shall have any liability in respect of this Agreement, except as regards any antecedent breach, save that this Clause and Clauses 18 (Costs), 20 (Announcements), 21 (Notices and Representatives) and 22 (General) shall continue in full force and effect.

2.5 During the Interim Period the Vendors shall procure that (except with the prior written consent of the Purchaser):-

        2.5.1 the Company will so far as it is able (in reasonable consultation with the Purchaser) carry on business in the normal course and with a view to profit and not do anything outside the normal course of its day to day trading;

        2.5.2 the Company shall not grant any options charges or securities over its undertaking or assets or dispose of any material part thereof and shall not take any action which would result or would reasonably be considered likely to result in any material breach of the Warranties (material breach as defined in Clause 7.3) if the Warranties were to have been repeated at Completion with reference to the facts and circumstances appertaining at Completion.

2.6 During the Interim Period the Vendors shall also provide the Purchaser, its accountants, solicitors and all other persons authorised by it promptly after request such facilities and information regarding the business assets liabilities affairs and records of the Company as the Purchaser may reasonably from time to time require including without limitation for the purposes of satisfaction of the conditions precedent referred to in Clause 2.1 or preparation of any circular or prospectus or supplementary prospectus to be sent by the Purchaser to its shareholders or any filing to be made with any regulatory authority in the United Kingdom or the United States of America or any announcement to be made by or on behalf of the Purchaser in connection herewith.

3       Agreement to Sell and Purchase

3.1 The Vendors hereby agree to sell or procure the sale of the Shares to the Purchaser with full title guarantee together with the benefit of all rights and profits attaching thereto including all rights to dividends and other distributions declared made or paid thereon on before or after the date hereof and the Purchaser hereby agrees to purchase the same on and subject to the terms of this Agreement.
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                                       5



3.2 Nothing in this Agreement shall oblige the Purchaser to buy any of the Shares unless the sale and purchase of all of the Shares is completed simultaneously in accordance with the terms hereof.

3.3 Each of the Vendors hereby irrevocably waives all rights of pre-emption over the Shares or any of them to which he is or may be entitled in relation to the sale and purchase of the same hereunder.

4       Consideration and Earn-Out

4.1 Subject to the provisions of this Agreement, the maximum aggregate value of the consideration payable by the Purchaser to the Vendors will be US$69,000,000 ("the Consideration")

4.2     The Consideration will be satisfied as follows:

        4.2.1 on Completion by the sum of US$19,000,000 ("the Initial Consideration") to be satisfied as set out in clause 5.1;

        4.2.2 on or before 30th June 2001 or, if later, within 7 business days of determination thereof by an additional sum calculated in accordance with clause 4.3 and satisfied as set out in clause
                5.2 not exceeding US$30,000,000 ("the First Earn-Out") payable to the Vendors in proportion to their respective shareholdings in the Company as set out in column (2) of Schedule 1 depending upon the earnings of the Company before interest and tax ("EBIT") for the period of twelve months ending 31st December 2000; and

        4.2.3 on or before the 30th June 2002 or, if later, within 7 business days of determination thereof by a further additional sum calculated in accordance with clause 4.3 below, not exceeding US$50,000,000 less the amount paid to the Vendors under clause
                4.2.2 for the period of 12 months ending 31st December 2001 ("the Second Earn-Out") payable to the Vendors in proportion to their respective shareholdings in the Company as set out in column (2) of Schedule 1 depending on the EBIT for the period of twelve months ending the 31st December 2001.

4.3 The First Earn-Out and the Second Earn-Out shall be calculated by multiplying the EBIT for the periods of twelve months of the Company ending 31st December 2000 and 31st December 2001 respectively by a multiplier of 6 in the first such period and 5 in the case of the second such period. If the EBIT for the period of twelve months ending 31st December 2000 is negative the amount by which it is negative shall be deducted from the EBIT for the period of twelve months ending 31st December 2001 before the multiplier is applied. The EBIT for each of these periods shall be calculated in accordance with clause 8.
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                                       6


5       Satisfaction of Initial Consideration, the First Earn-Out & the Second
        Earn-Out

5.1 The initial Consideration will be satisfied at Completion by the issue to the Vendors of Consideration Shares. The number of Consideration Shares shall be calculated by dividing the amount of the Initial Consideration by the average of the closing sale price per Consideration Share as determined by reference to the exchange or inter-dealer quotation system on which the Consideration Shares trade on each of the 10 dealing days prior to the date of this Agreement.

5.2 Each of the First Earn-Out and the Second Earn-Out will be satisfied by the issue to the Vendors of Consideration Shares. The number of Consideration Shares shall be calculated by dividing the amount of the First Earn-Out or the Second Earn-Out, as the case may be, by the average of the closing sale price per Consideration Share as determined by reference to the exchange or inter-dealer quotation system on which the Consideration Shares trade on each of the 10 dealing days ending on 31st December 2000 in respect of the First Earn-Out and 31st December 2001 in respect of the Second Earn-Out.

5.3     5.3.1   The Purchaser shall deliver certificates to the Vendors in the proportion to which the Vendors are entitled to them representing the Consideration Shares for the First Earn-Out as soon as reasonably practical following 3Oth June 2001, or if later, the date of determination of the First Earn-Out and for the Second Earn-Out, as soon as reasonably practical following the 30th June 2002 or if later, the date of determination of the Second Earn-Out.

        5.3.2 Each Vendor represents and warrants for himself that such Vendor is acquiring the Consideration Shares for investment for the Vendor's own account, with the intent of holding the Consideration Shares for investment, without the present intent of participating directly or indirectly in a distribution of the Consideration Shares, and without the participation of any other person in any part of the purchase.

        5.3.3 The Vendors understand that the representations and warranties contained herein are to be relied upon by the Purchaser as a basis for the exemption of the issuance of the Consideration Shares from the registration requirements of the Securities Act of 1933, as amended (the "Act"), and the exemptions from registration contained in applicable United States state securities laws. The Vendors acknowledge that the issuance of the Consideration Shares will not be registered under the Act or under any United States state securities laws, and that the Consideration Shares must be held by the Vendors until (and that the Purchaser shall have no obligation to recognise any sale, assignment or other transfer thereof to any person unless) they are subsequently registered under the Act and under applicable United States state securities laws, or unless exemptions from the registration requirements of the Act and such laws are available and approved by counsel satisfactory to the Purchaser.
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                                       7


        5.3.4 The Vendors understand that the Purchaser is not obligated to register the Consideration Shares under the Act or under any United States state securities laws. Each of the Vendors further understands that the Purchaser is not obligated to take any action, except as may be required by law, necessary to make Rule 144 under the Act or any other method available for re-sales of the Consideration Shares by the Vendors.

5.4     5.4.1   The Vendors acknowledge that the Purchaser has not prepared, and that it has not been requested by the Vendors to prepare, a comprehensive written prospectus or disclosure statement in connection with the issuance of the Consideration Shares to the Vendors covering the business, operations, management, financial condition or prospects of the Purchasers of the nature that otherwise might be required if the sale of the Consideration
                Shares to the Vendors were required to be registered under the Act. Each of the Vendors further acknowledges that the Purchaser, prior to the date hereof, has furnished the Vendors the opportunity to ask questions of and receive answers from the Purchaser concerning the financial and business affairs of the Purchaser and has afforded the Vendors the opportunity to verify the accuracy of all information provided or made available to the Vendors by the Purchaser.

        5.4.2 The Vendors hereby agree that the following may legend may be placed upon the certificate or certificated issued to the Vendors to evidence the Consideration Shares:

                        The shares evidenced by this certificate have not been registered under the Securities Act of 1933 or comparable state statutes and may not be transferred, nor will any assignee or endorsed hereof be recognised as an owner hereof by the issuer for any purpose, unless a registration statement with respect to such shares shall then be in effect or unless the availability or an exemption from registration with respect to any proposed transfer or disposition of such shares shall be established to the satisfaction of counsel for the issuer.

5.5 The Vendors agree that prior to the expiration of a period of one year from that date that the relevant Consideration Shares are issued to the Vendors, the Vendors will not sell, transfer, assign or otherwise dispose of all or any part of the relevant Consideration Shares, provided that the Vendors may pledge or otherwise charge the relevant Consideration Shares for the purpose of raising personal loans.

6       Completion

6.1 Completion of the sale and purchase of the Shares ("Completion") shall take place at the offices of the Purchaser's Solicitors on the first Business Day after the day upon which this Agreement shall become unconditional for the purposes of clause 2 or at such other place and time as shall be agreed ("the Completion Date").
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                                       8


6.2     On Completion the Vendors shall:

        6.2.1   deliver to the Purchaser:

                6.2.1.1 duly executed transfers of the Shares in favour of the
                        Purchaser or the Purchaser's nominee(s) together with the share certificates therefor or an indemnity in a form acceptable to the Purchaser in the case of any missing share certificates;

                6.2.1.2 the Certificate(s) of Incorporation, the Common Seal (if
                        any), Minute Book, Register of Members (duly written up to date), and all other statutory records and other documents and papers of the Company;

                6.2.1.3 confirmations in agreed form duly executed by each of the Vendors to the effect that (except as expressly therein mentioned) he has no claim on any account whatsoever against the Company and that it is not in any way indebted to him;

                6.2.1.4 a statement showing the balances on all bank accounts of the Company at the latest practicable date prior to Completion together with a list of all sums received and cheques drawn in excess of (pound)250 for any one item since the date of the relevant statement;

                6.2.1.5 the Tax Deed duly executed by or on behalf of each of the Covenantors therein mentioned;

                6.2.1.6 the Service Agreements duly executed by each of Mr
                        Pomeroy, Mr Topham, Mr Trachtenberg and Mr Willard.

        6.2.2 procure that there is repaid to the Company all amounts owing to it by any of the Vendors and/or by any of its directors shareholders or any connected persons or associates of them or any of them and that all guarantees or indemnities given by or binding on the Company in respect of liabilities or obligations (whether actual or contingent) of any of the Vendors or any such directors shareholders or connected persons or associates are fully and effectually released without cost to the Company; and

        6.2.3 procure that a meeting of the Board of Directors of the Company shall be held at which:

                6.2.3.1 the transfers of the Shares shall be approved for
                        registration subject only to their being duly stamped;

                6.2.3.2 such persons as the Purchaser shall nominate shall be appointed Directors and Secretary;
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                                       9


                6.2.3.3 the Service Agreements shall be approved by the Company and duly executed by the Company; and

                6.2.3.4 such other business to implement the terms of this
                        Agreement shall be attended to as the Purchaser shall reasonably require.

6.3 Subject to due perfomance of all of the matters referred to in Clause 6.2, the Purchaser shall thereupon deliver to the Vendors' Solicitors:

        6.3.1 certificates for the Consideration Shares in proportion to the respective shareholding in the company as set out in column (2) of Schedule 1;

        6.3.2   a counterpart of the Tax Deed duly executed by the Purchaser;
                and

        6.3.3   the Service Agreements duly executed by the Company.

7       Rescission

7.1 If on the Completion Date either the Purchaser or any of the Vendors are unable to comply in any material respects with their respective obligations under Clause 6 the non defaulting party may (a) defer Completion to a date not more than 28 days following the Completion Date (and the provisions of this Clause 6 shall apply to Completion as so deferred) or (b) proceed to Completion so far as practicable but without prejudice to its rights hereunder or otherwise or (c) by notice in writing to the defaulting party rescind this Agreement.

7.2 If the Purchaser shall before Completion become aware of any matter which would constitute a material breach (as defined in clause 7.3 below) of any of the warranties contained in this Agreement the Purchaser may at any time before Completion by giving notice in writing to the Vendors rescind this Agreement.

7.3 For the purposes of Clause 7.2 "material breach" shall mean a breach which if this Agreement had been completed the Purchaser would in the opinion of a member of the Commercial Bar in London of not less than 10 years standing be able to bring a valid claim under the Warranties for not less than US$1 million and that in his reasonable opinion such claim would be likely to succeed in all material respects.

7.4 If this Agreement is rescinded pursuant to this Clause 7, it shall have no further force and effect and none of the parties shall have any liability in respect thereof, except as regards any antecedent breach, and except also that the provisions of Clauses 18 (Costs), 20 (Announcements), 21 (Notices and Representatives) and 22 (General) shall continue in full force and effect.

8       Accounting Matters

8.1 The accounts of the Company for the period 1st May to the 31st December 1999 will be prepared by the Company and audited by the auditors of the Company. Such accounts will be prepared in accordance with normal accounting policies and principles in a form generally accepted and applicable in the United Kingdom, and will be prepared and audited by not later than the 31st March 2000.

8.2 Accounts for the Company for the period of twelve months ending on 31st December 2000 ("the First Earn-Out Accounts") will be prepared by the Company and audited by the auditors of the Company in a manner consistent with the accounts for the Company for the financial period ending 31st December 1999 not later than 31st March 2001. The Company's auditors will certify the amount of EBIT and the calculation of the First Earn-Out on the basis of the First Earn-Out Accounts which certificate will be deemed to be accepted by all parties unless notice in writing is served on the Purchaser by the Vendors within 31 days of the auditors' certificate and calculation of the First Earn-Out being received by the Vendors in which case the matter will be dealt with under clause 8.4.

8.3 Accounts for the Company for the period of twelve months ending 31st December 2001 ("the Second Earn-Out Accounts") will be prepared by the Company and audited by the auditors of the Company in a manner consistent with the First Earn-Out Accounts not later than 31st March 2002. The Company's auditors will certify the amount of EBIT and the calculation of the amount of the Second Earn-Out calculated on the basis of the Second Earn-Out Accounts which certificate will be deemed to be accepted by all parties unless notice in writing is served on the Purchaser by the Vendors within 31 days of the auditors' certificate and calculation of the Second Earn-Out being received by the Vendors in which case the matter will be dealt with under clause 8.4.

8.4 The auditors of the Company for the purpose of auditing the First Earn-Out Accounts and the Second Earn-Out Accounts shall be the auditors of the Company from time to time. The Vendors shall be entitled to appoint their own firm of accountants to review the audit, the certification of the EBIT and the calculation of the Earn-Out and if notice in writing of any dispute as regards the same is served by the Vendors in accordance with clause 8.2 or clause 8.3 and such dispute is not resolved within 14 days of such notice then either the Purchaser or the Vendors' Representative may refer such dispute for resolution to an Independent Accountant who shall be instructed to report whether the said certification and calculation of the EBIT for the relevant period and the First or Second Earn-Out, as the case may be, have been prepared in accordance with the provisions of this Agreement (and if not, to make such adjustments thereto as he shall consider appropriate to comply therewith) and to calculate the relevant EBIT and the First or Second Earn-Out as appropriate acting as an expert and not as arbitrator and whose decision shall be final and binding on all parties save in the case of manifest error.

8.5 The First Earn-Out Accounts and the Second Earn-Out Accounts shall not include any unusual or onerous overheads, management charges or expenses imposed upon the Company by the Purchaser or any other company in the Purchaser's Group to the extent that they have not been calculated on a normal arms length commercial basis in a fair and reasonable manner or in the case of any jointly used overhead apportioned in such a manner.
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                                       11



8.6 For the purposes of this clause 8 the Independent Accountant shall be such independent chartered accountant qualified as such for not less than 10 years and engaged in private practice as is appointed jointly by the Vendors' Representative and the Purchaser or (in default) by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application of either the Vendors' Representative or the Purchaser.

9       Warranties

9.1 The Vendors warrant to the Purchaser in the terms of Schedule 4 at the date hereof ("the Warranties").

9.2 The Warranties are given subject only to those matters fairly disclosed in the letter of even date from the Vendors' Solicitors to the Purchaser's Solicitors disclosing exceptions to the same ("the Disclosure Letter"). No information of which the Purchaser has actual or constructive knowledge shall prejudice any claim under the Warranties nor operate to reduce any amount recoverable thereunder.

9.3 Each of the Vendors shall as soon as reasonably practicable disclose to the Purchaser in writing any matter or thing which may arise or become known to him after the date hereof (prior to Completion) which is or could be a material breach of any of the Warranties or of their obligations under Clause 2.5.2..

9.4 The Purchaser may take action for any breach of the Warranties before or after Completion notwithstanding that such breach was known to or discoverable by the Purchaser before Completion.

9.5 Each of the Warranties is given independently from and shall, subject to clause 9.2, not be limited by reference to any of the others of them or anything else contained in this Agreement save in respect of the warranty limitations contained in clause 10.

9.6 Each of the Vendors hereby irrevocably waives any right or claim which he may have against the Company in respect of any misrepresentation inaccuracy or omission in or from any information or advice given by it or any of its officers or employees to the Vendors or the Vendors' Solicitors or any of them to enable him to give any of the Warranties or to prepare the Disclosure Letter or to assume any of the obligations assumed or to be assumed by him under or pursuant to this Agreement.

10      Limitations on Liability

10.1 The liability of the Vendors under or in respect of the Warranties and/or the indemnities on their part contained in Clause 2 of the Tax Deed ("the Indemnities") shall be limited as follows:

        10.1.1 no claim under the Warranties or the Indemnities ("a relevant claim") may be made unless written notice of the claim concerned has been given to the Vendors before the seventh anniversary of Completion in the case of any claim under the Indemnities and before the second anniversary of Completion in any other case;

        10.1.2 no claim under the Warranties may be made unless and until the aggregate amount of all relevant claims exceeds US$350,000 although (subject to paragraph (D) of this Clause) once such limit is exceeded the full amount of all such claims and any other claims shall be recoverable;

        10.1.3 no claim under the Warranties may be made in respect of an individual breach unless it exceeds US$3,000; and

        10.1.4 the maximum aggregate liability of all the Vendors under the Warranties and the Indemnities shall not exceed an amount equal to the total of the Consideration actually received by the Vendors on or prior to the date on which any claim thereunder is finally determined or agreed provided that if following such determination or agreement further consideration is received then such aggregate liability shall be increased by the further amount so received.

10.2    No relevant claim may be made:

        10.2.1 under the Indemnities or Warranties if the claim has previously been satisfied in full pursuant to any other provision of this Agreement or any agreement entered into pursuant hereto;

        10.2.2 under the Indemnities or such of the Warranties as relate to taxation ("Tax Warranties") if it would not have arisen but for some voluntary act or transaction carried out or effected after Completion (otherwise than as a consequence of any act or omission on or before Completion of any of the Vendors or the Company or any shareholder or officer thereof or any associate or connected person of all or any of the foregoing) by or on behalf of the Purchaser or the Company (not being an act or transaction in the ordinary course of its business) provided that the Purchaser or the Company were aware or ought reasonably to have been aware from matters fairly disclosed in the Disclosure Letter or from investigations carried out after Completion by the Purchaser into matters arising before Completion, at the time of such act or transaction that such claim would arise therefrom;

        10.2.3 under the Indemnities or Warranties to the extent that the Company has previously received indemnity against any loss or damage suffered by it arising out of the breach or claim under the terms of any insurance policy of the Company in force at the date hereof;

        10.2.4 under the Warranties or Indemnities to the extent that specific provision or specific reserve for the liability to which it relates was made in the Accounts or in respect of any matter fairly disclosed by way of a note to the Accounts;

        10.2.5 under the Warranties or Indemnities if the matter giving rise to the same is solely attributable to or consequent upon any change of accounting policy of the Company on or after Completion, except where effected in order to conform to generally accepted accounting principles and policies in the United Kingdom not previously adopted by the Company;

        10.2.6 under the Warranties or Indemnities if it arises or is increased by reason only of any legislation not in force at the date of Completion which takes effect retrospectively to the period before Completion or any increase after Completion in the rate of taxation with retrospective effect to before Completion;

        10.2.7 under the Tax Warranties or the Indemnities to the extent that the loss arises only by reason of the transfer, winding-up or cessation of the business of the Company after completion unless such action was caused by the insolvency of the Company resulting from a breach of warranty.

10.3 The Purchaser shall be entitled to claim both under the Warranties and under the Indemnities by reference to the same subject matter. Any payment in respect of a breach of Warranty shall to such extent satisfy and discharge any claim made by the Purchaser under the Indemnities in respect of the same subject matter and vice versa.

10.4 The provisions of Clauses 3 to 6 (inclusive) of the Tax Deed shall apply mutatis mutandis to any claims under the Tax Warranties.

10.5 Where the Purchaser or the Company is legally entitled to recover from some other person (not being the other of them or another member of the Purchaser's Group or any employee or officer thereof or any Vendor or under any insurance policy effected after Completion) any sum in respect of any matter the subject of a claim under the Warranties (other than the Tax Warranties as to which Clause 5 of the Tax Deed shall apply) which the Vendors shall have previously satisfied on terms reasonably satisfactory to the Purchaser or the Company (as appropriate) shall (subject first to being indemnified and secured to its or their reasonable satisfaction against all reasonable costs and expenses which it or they may reasonably incur thereby) take all reasonable steps to enforce such recovery (keeping the Vendors' Representative informed of the progress of any action taken) and account to the Vendors originally satisfying the claim for any amounts they recover, in accordance with Clause 10.6 below.

10.6 If the liability or loss or damage the subject of a claim under the Warranties (other than the Tax Warranties as to which Clause 5 of the Tax Deed shall apply) has been made good in full (including all reasonable costs and expenses reasonably incurred) and the Purchaser or the Company or any other member of the Purchaser's Group subsequently recovers or receives from a third party (not being the other of them or any other member of the Purchaser's Group or a Vendor) a sum which is directly referable to the subject matter of such claim, the Purchaser or the Company or any other member of the Purchaser's Group (as appropriate having regard to which of them is the recipient) shall as soon as reasonably practicable following receipt of such sum pay to the Vendors' Solicitors on behalf of the Vendors originally satisfying the claim the net amount received after deducting any reasonable costs and expenses reasonably incurred by the Purchaser or the Company in recovering such sum from the third party (including without limitation any taxation payable by reason of the receipt thereof) but not in any event exceeding the amount originally paid to it in respect of the claim concerned.

10.7 Except in the case of a fraudulent misrepresentation, no party shall in relation to the sale hereunder of the Shares or this Agreement be liable in respect of any representations warranties or similar assurances which are not contained and expressly given or assumed by them in this Agreement.

10.8 Any amount paid by the Vendors to the Purchaser in satisfaction of any relevant claim shall be treated as a reduction by that amount in the Consideration for the Shares.

10.9 Nothing contained in this Agreement or the Tax Deed or otherwise shall limit the liability of any party thereunder for fraudulent misrepresentation and the limitations in this clause 10 shall not apply to limit the liability of any of the Vendors in respect of any breach of Warranty or any claim under the Indemnities to the extent that such breach or claim arises by reason of any fraud or wilful concealment on the part of such Vendor of facts known to such Vendor which constitutes a breach of Warranty by such Vendor.

10.10 The limitations in this clause 10 shall not apply to any relevant claim arising by reason of transactions effected between and/or loan benefits and/or other transactions made or deemed for tax purposes to have been made or provided on or before Completion by or to the Company to all or any of the Vendors or any director, shareholder associate or connected person of any or all of the foregoing.

10.11 The liability of each Vendor in respect of any claim under the Warranties and under the Tax Deed shall be limited from time to time in aggregate to the actual payments received by that Vendor in respect of the consideration provided that if following the determination or agreement of liability for any such claim further consideration is received then such aggregate liability shall be increased the further amount so received.

10.12 Where a breach of any of the Warranties shall be in respect of a matter where the Company shall be insured against any loss or damage arising therefrom, the Purchaser shall not make any claim (as distinct from notice of claim) against the Vendors for breach of any such Warranty without first allowing the Company to make a claim against its insurers for compensation for the loss or damage suffered and any claim against the Vendors shall be limited (in addition to the limitation on the Vendors' liability elsewhere in this Agreement) to the amount by which the loss or damage suffered by the Purchaser as a result of such breach shall exceed the compensation paid by such insurers to the Company.

10.13 In the event that the Purchaser becomes aware of any matter which may involve the Vendors in any liability for breach of any of the Warranties the Purchaser shall within 14 days of such date notify the Vendors giving details of such matter as are at the time or subsequently become available to the Purchaser and the Company shall not settle or compromise any claim by a third party relating to such matter in excess of US$5,000 without the prior written consent of the Vendors such consent not to be unreasonably withheld.

10.14 The benefit of the Warranties and the Tax Deed may not be assigned in whole or in part by the Purchaser other than to another member of the Purchaser's Group for the time being.

10.15 As between the Vendors, they hereby agree that any liability arising on them under this Agreement shall be shared in proportion to their respective interests as specified in Column 2 of Schedule 1 and they shall accept liability and indemnify each other accordingly.

11      Protections for Goodwill

11.1 The Vendors and Mr Pomeroy and Mr Trachtenberg hereby undertake to and with the Purchaser for itself and separately as trustee for and on behalf of the Company, that none of them will at any time hereafter, save in the proper performance of his duties as an employee or officer of the Purchaser's Group or the Company:

        11.1.1 take away make use of or disclose to any person firm or company (save insofar as necessary to comply with any statutory obligation or order of any Court or statutory tribunal of competent jurisdiction) any confidential information or trade secrets in his possession and which in any way relates to the business or other affairs of the Group or to any manufacturer supplier customer client agent or any other person who has or who has had dealings with the Group; and/or

        11.1.2 make use of the name "Equitel" or any other corporate or business name which is identical or similar to or is likely to be confused with the corporate name or any business name of the Group or which might suggest a connection with the same.

11.2 For the purposes of protecting the goodwill of the Group and the value of the Shares the Vendors hereby undertake to and covenant with the Purchaser (separately for itself and as trustee for each member of the Group and for each purchaser, assignee and shareholder from time to time below mentioned) that (except in the proper performance of his duties as an employee or officer of the Company or any member of the Purchaser's Group) none of them will, whether for his own account or jointly with or as manager agent officer employee consultant shareholder or otherwise on behalf of any other person firm or corporation, and whether directly or indirectly during the Relevant Period:

        11.2.1 be engaged concerned or interested in or associated within the Relevant Territory with any business which is the same as or in direct or indirect competition with any Relevant Business; and/or

        11.2.2 within the Relevant Territory carry on or be engaged concerned or interested in the sale of goods or provision of services, of a kind supplied by the Group in connection with its Relevant Business, to any person firm or company which has at any time within the period of twelve months preceding the Relevant Date been a customer of or in the habit of dealing with the Group for such goods or Services; and/or

        11.2.3 endeavour to procure the supply of goods or services from any person firm or company which during the twelve months preceding the Relevant Date has been a supplier of goods or services in connection with any Relevant Business to the Group where such supply may have an adverse effect on or cause loss to the Group; and/or

        11.2.4 solicit, interfere with or endeavour to entice away from the Group any person, firm or company who to his knowledge is now or has during the twelve months preceding the Relevant Date been a client, customer, correspondent, agent of or in the habit of dealing with the Group nor enter into a partnership or any association whether directly or indirectly with any such person; and/or

        11.2.5 solicit interfere with or endeavour to entice away from the Group or offer to employ or engage under a contract for services or enter into partnership with any person who on or during the twelve months preceding the Relevant Date is or was an officer or employee of or full time consultant to the Group; and/or

        11.2.6 knowingly do or say anything which is or is calculated to be prejudicial to the interests of the Group or its business or which results or may result in the discontinuance of any contract or arrangement of benefit to the Group;

        PROVIDED THAT nothing in this Clause 11.2 shall prohibit any Vendor from holding directly or indirectly (for investment purposes only) not more than 5% of the shares of a public company listed or dealt in on a recognised investment exchange (as defined in the Financial Services Act
        1986) provided that the Vendors shall between tern not hold more than 10% of the shares of any such company unless otherwise agreed by the Purchaser in writing and provided further that Clauses 11.2.1, 11.2.2, 11.2.3, 11.2.4 and 11.2.6 shall not apply to Mr Joshua Mailman, one of the Vendors.

11.3 Each Vendor undertakes for no additional consideration to execute and deliver and do such documents deeds and things as the Purchaser may reasonably require after Completion to vest in the Group, or such other member of the Purchaser's Group as the Purchaser shall direct, ownership and title and all rights of such Vendor in respect of all inventions and intellectual property owned by or vested in him and which relate to products of the Group or any manufacturing process used or intended at Completion to be used by the Group in its business.

11.4    For the purposes of this Clause:

        11.4.1  the expression "Relevant Business" shall mean:

                11.4.1.1 the development of international telephony routes on a low volume, high value basis acting as a carrier's carrier and the provision of associated value added services such as pre-paid calling cards, pre-paid mobile telephone services and intelligent networking.

                11.4.1.2 any other business carried on by the Company on or at any time during the period of twelve months ending on the Relevant Date;

        11.4.2 the expression "the Relevant Period" shall mean 2 years from the Relevant Date.

        11.4.3 the expression "the Relevant Date" means the date of this Agreement.

        11.4.4 the expression "the Relevant Territory" means (i) the United Kingdom (ii) Europe (iii) Africa (iv) Asia (v) Australia (vi) North America (vii) South America and (viii) any other territory in which during the period of one year ended on the Relevant Date the Company has undertaken any material business.

11.5 Each of the undertakings and covenants contained in the separate paragraphs of Clauses 11.1 and 11.2 is and shall be a separate undertaking and covenant by each Vendor.

11.6 It is hereby agreed and declared that the benefit of the covenants and undertakings given in this Clause shall be assignable by the Purchaser to and become enforceable by any purchaser or assignee or other holder for the time being of the majority of the Shares or any purchaser or assignee of all or any part of any Relevant Business.

12      Tax Affairs

12.1 If so requested by the Purchaser, the Vendors shall at the expense of the Company, in consultation with the Purchaser's accountants (whose costs shall be borne by the Purchaser) and otherwise in accordance with this Clause, prepare all documentation and deal with all matters (including correspondence) relating to the tax returns and affairs of the Company for all accounting and fiscal periods ending on or prior to Completion ("Relevant Accounting Periods") to the extent that the same have not been prepared and agreed with the Inland Revenue or other appropriate fiscal authority prior to Completion.

12.2 Insofar as within its power, the Purchaser shall procure that the Company shall following Completion:

        12.2.1 afford the Vendors and their duly authorised agents access to its books, accounts and records and personnel and such other assistance as may from time to time be reasonably required to prepare and submit the said returns and/or in connection with their dealings in relation thereto contemplated by this Clause; and

        12.2.2 complete and execute such documentation and render such assistance to the Vendors and their duly authorised agents as may from time to time be reasonably required in connection with or for the purposes of the foregoing.

12.3    For the purposes of and in connection with the foregoing:

        12.3.1 the Vendors and their agents shall keep the Purchaser fully and promptly informed of all matters arising of their dealings with the tax returns and affairs of the Company under this Clause and in any event they shall provide for approval by the Purchaser (or its agents) prior to submission to the Inland Revenue, drafts of correspondence with the inland Revenue (including tax computations) in relation to the Company for all of the Relevant Accounting Period, and shall promptly provide the Purchaser with any correspondence received from the Inland Revenue and any other written information relevant to the tax affairs of the Company for the periods in question, including advice from professional advisers, and notes of meetings or discussions with the authorities in question;

        12.3.2 the Vendors shall procure that no agreement, settlement or compromise of any tax or returns or affairs of the Group in respect of any Relevant Accounting Periods or otherwise is agreed with the relevant taxation authorities without the prior written consent of the Purchaser, which shall not be unreasonably withheld or delayed except that it shall be regarded as reasonable for the Purchaser to withold its consent to an agreement settlement or compromise which in its reasonable opinion could be adverse or prejudicial to the taxation liabilities or treatment of the Group or in respect of a tax liability of the Group for which the Purchaser has no effective indemnity under this indemnity.

        PROVIDED ALWAYS THAT nothing done or permitted by the Company or the Purchaser pursuant to this Clause shall in any way restrict or reduce any rights any of them may have under the Warranties and/or Tax Deed.

13      Pensions

13.1 Each Vendor hereby confirms to the Purchaser (for itself and separately on behalf of the Group and each trustee below mentioned) that such Vendor irrevocably waives their rights at today's date (for himself and his spouse and dependants) all claims or rights he or they or any of them may have against the Group and/or the trustees of any pension or retirement benefit scheme operated at the date of this Agreement or formerly (if any) operated by the Group by reason of any failure by the Group or the trustees of any such scheme or any of them to comply with its or their obligations, before Completion, in respect of such pension and retirement benefits scheme(s) including (without limitation) in relation to the funding thereof and making of contributions thereto and/or the investment of assets thereof.

14      Warranties and Undertakings by Purchaser

14.1    The Purchaser warrants to each of the Vendors that:

        14.1.1 It has and will have at the relevant times sufficient authorised but unissued share capital to enable it to allot and issue shares in itself to be allotted and issued by it under this Agreement.

        14.1.2 It will have sufficient cash funds or arrangements in place at Completion to meet its obligations in full under Clauses 14.3.2 and 17.1 of this Agreement without recourse to raising funds on any relevant stock exchange.

        14.1.3 it does not require any consent or approval by its shareholders or any relevant stock exchange or any other body to enter into this Agreement or to allot and issue shares in itself fully paid under it

        14.1.4 The Board of Directors of the Purchaser has approved this Agreement and authorised the signatories to execute and exchange this Agreement with the Vendors.

14.2 The Purchaser undertakes to the Vendors and each of them that the Purchaser will deliver as directed by the Vendors to the vendors of the whole of the issued share capital of Callaway Continental Limited ("the Callaway Shares") at completion of the acquisition by the Company of the Callaway Shares 3,929,411 restricted shares of common stock in the capital of the Purchaser with a par value of US$0.001 per share fully paid to enable the Company to acquire the Callaway Shares on production of evidence reasonably satisfactory to the Purchaser that its Europe S.L. is a wholly owned subsidiary of Callaway Continental Limited.

14.3 The Purchaser undertakes to the Vendors and each of them that the Purchaser will provide to the Company an interest free loan facility on demand of US$3,000,000 repayable at the Purchaser's election after 31st December 2001 upon the following terms:

        14.3.1 no amount may be drawn by the Company after 31st December 2000 without the written consent of the Purchaser;

        14.3.2 the Purchaser shall not be obliged to advance to the Company more than US$1,000,000 before 15 December 1999.

14.4 The Purchaser acknowledges and agrees with the Vendors and each of them that if there is a material breach of the undertaking contained in clause 14.3 the foreseeable loss to the Vendors and each of them flowing from that breach will include without limitation the reduced ability to the Company to earn profits and the subsequent reduction of the amounts of the First and Second Earn-Outs.

14.5 If the Purchaser shall commit a breach of the undertaking contained in clause 14.3 in a material respect and fails to remedy such breach within a reasonable period then any of the Vendors may prior to the 1st December 2000 serve written notice to that effect on the Purchaser whereupon:

        14.5.1 the Purchaser shall forthwith release the relevant Vendor and if that relevant Vendor is Janet Pomeroy and/or Ingrid
                Henningson, the Purchaser shall procure forthwith the release by the Company of Mr Pomeroy and/or Mr Trachtenberg (the spouse of Ingrid Henningson) as the case may be from any obligation under relevant Service Agreements upon receipt of the appropriate release by the relevant Vendor or Mr Pomeroy and/or Mr Trachtenberg of the Company's obligations under such Service Agreement;

        14.5.2 the Purchaser shall forthwith release the relevant Vendor and if that relevant Vendor is Janet Pomeroy and/or Ingrid
                Henningson, Mr Pomeroy and/or Mr Trachtenberg as the case may be from the Restrictive Covenants contained in clause 11.2 of this Agreement; and

        14.5.3 the relevant Vendor shall release the Purchaser from any obligation to the relevant Vendor in respect of the First Earn-Out and Second Earn-Out.

14.6 The Purchaser undertakes and covenants with the Vendors and in particular Janet Pomeroy to repay the Pomeroy Loan not later than 31st December 2001 and if it fails to do so will pay interest on the Pomeroy Loan at the rate of 4% above the base lending rate of Lloyds TSB Bank plc from time to time from that date until repaid in full.

15.     Set Off

15.1 If at any time prior to the date on which any Consideration Shares to be issued in respect of the First or Second Earn-Out or any part thereof are due to be issued the Purchaser has made any valid claim under this Agreement or the Tax Deed (a "Claim") and the Claim has not at that date been paid or satisfied by the Vendors in accordance with the terms of this Agreement or the Tax Deed (as appropriate) then:

        15.1.1 if the Claim has been finally decided the Purchaser shall be entitled to reduce the number of the Consideration Shares to be so issued by a number of Consideration Shares calculated by dividing the amount of the Claim by the price used to calculate the number of Consideration Shares for the First or Second Earn-Out as the case may be ("the Price")

        15.2.2 if the amount of the Claim has not been finally decided the Purchaser shall on the due date for the issue of the Consideration Shares, issue to joint nominees, one of whom has been nominated by the Purchaser and one of whom has been nominated by the Vendors' Representative) a number of the Consideration Shares calculated by dividing the amount of the Claim, which a barrister of at least 10 years standing nominated jointly by the Purchaser and the Vendors' Representative (or failing such appointment within 28 days, then by the Purchaser alone) as being the amount which in the reasonable opinion of the barrister is the bona fide amount of the Claim, by the Price.

15.2 When any Claim in respect of which any Consideration Shares have been issued to the nominees has been finally decided the nominees shall sell such number of the Consideration Shares (if any) as are required to satisfy the Claim pro tanto and shall transfer the balance of the Consideration Shares (if any) to the Vendors.

15.3 Unless the Purchaser has commenced legal proceedings in respect of any Claim before the first anniversary of the date on which the Claim is notified to the Vendors or if later prior to the date ("the next payment date") on which the next issue of Consideration Shares becomes due it shall not be entitled to continue to exercise its rights under Clause
        15.1.1 in respect of such Claim and if pursuant to that Clause Consideration Shares have been issued to the nominees in respect of the Claim those Consideration Shares shall be released to the Vendors within five business days of such anniversary or (if later) next issue date, as appropriate.

15.4 For the purposes of this Clause 15 only, a Claim shall be deemed to be "finally decided" if either:

        15.4.1 it has been so determined by a court of competent jurisdiction from which there is no appeal or from whose judgment the Vendors or the Purchaser (as the case may be) do or does not appeal within any applicable time limit; or

        15.4.2  the Vendors and the Purchaser shall so agree in writing.

15.5 For the purposes of this Agreement neither the value of the Consideration Shares issued to the nominees nor the other provisions of this Clause shall be regarded as imposing any limit on the amount of any proper claims under this Agreement or the Tax Deed.

15.6 The provisions of this Clause 15 shall be without prejudice to any other rights the Purchaser may have in respect of the claim(s) concerned provided that the Purchaser shall not be entitled to recover more than once in respect of the same subject matter under this Agreement and the Tax Deed

16      Further Assurance

16.1 Each of the Vendors hereby agrees at his own cost to do any such further reasonable acts documents and things as the Purchaser may reasonably require to vest the beneficial ownership of the Shares in the Purchaser free from all charges liens and other adverse interests and to vest the benefit of this Agreement in the Purchaser.

16.2 Each Vendor hereby irrevocably and unconditionally appoints the Purchaser with effect on and from Completion as his Attorney with full powers of substitution in his name and for him and on his behalf (and to the complete exclusion of any rights he may have in such regard) lawfully to exercise all voting and other rights and receive all the benefits and entitlements which may now or at any time hereafter attach to his Shares or any of the Shares registered in his name (whether alone or jointly with any other person) and to transfer and deal with such shares, rights, benefits and entitlements and execute such documents under hand or as a deed and do such acts and things in connection with the foregoing or as are required for the purposes above described in this Clause as the Purchaser shall from time to time think fit in all respects as if the Purchaser were the absolute legal and beneficial owner thereof.

16.3 The powers of attorney granted in this Clause are given by way of security for the due performance by each Vendor of his obligations thereby contemplated.

17      Survival of Agreement

        This Agreement (and in particular but without limitation the warranties of the Vendors hereunder) shall insofar as the terms thereof remain to be performed or are capable of subsisting remain in full force and effect after and notwithstanding Completion.

18      Costs

18.1 Unless the Purchaser shall lawfully exercise any right of recission of the Agreement, the Purchaser will be responsible for and will pay on Completion (or if the Agreement does not complete on its lapsing) all reasonable costs and expenses (plus disbursements and VAT) properly incurred by the Vendors in relation to this transaction with effect from the 1st April 1999, whether or not this matter proceeds to completion limited (pound)100,000 plus disbursements and VAT.

18.2 If either party shall lawfully exercise any right of rescission of this Agreement the other party shall pay and indemnify that party against all expenses and costs incurred in investigating the affairs of the Company and in the preparation of this Agreement and in arranging or seeking to arrange finance to purchase the Shares and for the Company.

19      Successors and Assigns

        This Agreement shall not be assignable by any of the Vendors but shall be binding upon and enure for the benefit of each party's successors and on each Vendor's personal representatives.

20      Announcements

        Save in respect of statutory returns or matters or announcements required to be disclosed or publicly made by law or any recognised investment exchange (as defined in the Financial Services Act 1986) or other governmental or regulatory authority, none of the parties hereto shall make any press statement or other public announcement in connection with this Agreement without the prior written approval of the text of such statement or announcement (in the case of any Vendor) by the Purchaser or (in the case of the Purchaser) by the Vendors' Representative or by the Vendors' Solicitors.

21      Notices and Representatives

21.1 Without prejudice to any other method available for the giving of notice, any notice or other communication desired to be given or made hereunder or under the Tax Deed may be given or made by personally delivering the same or by sending the same by first class post (airmail if sent to or from abroad) or legible facsimile in the case of the Purchaser to its registered office for the time being and in the case of any other party to his address shown herein (or as subsequently notified in writing by or on behalf of such party to the Purchaser or the Purchaser's Solicitors) and if sent by post aforesaid shall be deemed to have been received on the second business day after the posting of the same (or on third business day if sent to or from abroad) and if personally delivered or sent by legible facsimile shall be deemed to have been received on despatch if delivered or sent on a business day or (if not so delivered or sent) on the first business day thereafter.

21.2 For the purposes of this Agreement and/or the Tax Deed any proceedings arising in connection therewith service by the Purchaser of notice or proceedings on the Vendors' Solicitors shall be deemed to be sufficient and proper notice to or service on all of the Vendors.

21.3 For the purposes of this Agreement and/or the Tax Deed any proceedings arising in connection therewith service by the Vendor of notice or proceedings on the Purchaser's Solicitors shall be deemed to be sufficient and proper notice to or service on the Purchasers.

21.4 Delivery of any document or payment required to be made to the Vendors or any of them hereunder may be made to the Vendors' Solicitors whose receipt for such delivery or payment shall be an absolute discharge of the party making the same who shall not be concerned as to the application thereof.

21.5 Delivery of any document or payment required to be made to the Purchaser hereunder may be made to the Purchaser's Solicitors whose receipt for such delivery or payment shall be an absolute discharge of the party making the same who shall not be concerned as to the application thereof.

22      General

22.1 This Agreement together with all documents in agreed form represents the entire agreement between the parties and it may only be varied by written document signed by all the parties.

22.2 The obligations and liabilities of the Vendors assumed or undertaken under or pursuant to this Agreement are joint and several subject to the provisions of Clause 10.11 and save for the representation and warranty contained in Clause 5.3.2 where the obligations and liabilities are those of the relevant Vendor alone.

22.3 The obligations and liabilities of any party hereto shall not be prejudiced released or affected by any time or forbearance or indulgence release or compromise given or granted by any person to whom such obligations and liabilities are owed or by any other person to such party or any other party so obliged or liable nor by any other matter or circumstance which (but for this provision) would operate to prejudice release or affect any such obligations except an express written release by all the parties to whom the relevant obligations and liabilities are owed or due.

22.4 If any party fails to pay by the due time any sum due hereunder or under any agreement or deed entered into pursuant hereto, such sum shall for so long as it remains outstanding bear interest calculated on a daily basis from the date it was due until the date it is paid (both dates inclusive) at a rate (as well after as before judgment or demand) equal to three percent above the base rate for the time being of Barclays Bank PLC and such interest shall be payable on demand.

22.5 Any party may take action for any breach or nonfulfillment of any warranties undertakings agreements and representations on behalf of any other party or parties before or after Completion notwithstanding that such breach or nonfulfillment was known to or discoverable by such party before Completion and notwithstanding that such party shall delay or otherwise fail to exercise its rights hereunder or generally in such regard.

22.6 The rights and remedies reserved to the Vendors and/or the Purchaser herein or under any provision of this Agreement or in any document to be executed pursuant hereto shall be in addition and without prejudice to any other rights or remedies available to the Vendors or the Purchaser (as the case may be) whether under this Agreement or any such document by statute common law or otherwise.

22.7 Where any covenant undertaking agreement representation warranty or indemnity is given herein or stated to be for the benefit of the Company the same shall be directly enforceable by the Company or by the Purchaser on its behalf as if it were named as a party hereto and had duly executed this Agreement.

22.8 Each of the agreements undertakings covenants warranties indemnities and other obligations of the parties entered into pursuant hereto (including without limitation under Clause 11) is considered reasonable by the parties but if any provision or part thereof shall be held void or unenforceable or in conflict with the law of any state or jurisdiction any provision or part so held void or unenforceable or in conflict as aforesaid shall be severed from this Agreement or other document in which it is contained or otherwise modified to become valid and enforceable insofar as it relates to that state or jurisdiction only and the enforceability and validity of any other parts or provisions of this Agreement and such document shall not be affected by such severance or modification.

22.9 The Purchaser hereby expressly acknowledges and confirms that it has not been induced to enter into this Agreement nor has it relied on any warranty statement fact or other thing other than the Warranties and the Purchaser hereby expressly excludes all and any liability or claims arising from or trough a misrepresentation howsoever caused by the Company or the Vendors or any of them or their agents and the parties to this Agreement expressly hereby expressly agree that any liability arising under this Agreement is restricted to any competent claim brought under the Warranties in accordance with the terms of this Agreement

22.10 This Agreement shall be governed by and construed in accordance with English Law and the parties hereby irrevocably submit themselves to the non-exclusive jurisdiction of the English Courts.

IN WITNESS whereof this Agreement has been duly executed and delivered as a deed by parties the day and year first before written.

                                   SCHEDULE I
                          (Particulars of the Vendors)

         (1)                                              (2)
                                                          Number of
 Name and Address                                         Shares held
 ----------------                                         -----------

 1.      Janet Pomeroy                                    2,000
         60A Priory Road
         London N8 7EX

 2.      Adam Bishop                                      2,000
         44 Kenilworth Road
         London W5 3UH

 3.      Telcoworld Limited                               2,582
         16 St John Street
         London
         EC1M 4AY

 4.      Nicholas Topharn                                 1,380
         38 Southdown Road
         Harpenden
         Herts AL5 lPG

 5.      Ingrid Henningson                                  979
         37 Crediton Hill
         London NW6 lHS

 6.      Mark Willard                                       859
         2b Longdown Road
         Fleet
         Hampshire GU13 9UZ

 7.      Joshua Mailman                                     200
         c/o Serious Business Corporation
         150 East Street
         14th Floor
         New York NY 10155
         USA

                                                         ------
         TOTALS                                          10,000
                                                         ======

                                   SCHEDULE 2

                                     Part I

                                  (The Company)


1.   Date of Incorporation      :      17 September 1998


2.   Registered Number          :      3633818


3.   Authorised Share Capital   :      (pound)10,000 divided into 10,000
                                       ordinary shares of(pound)1 each


4.   Issued Share Capital       :      10,000 ordinary shares all fully paid
                                       or credited as fully paid


5.   Directors                  :      Harry Pomeroy (Chairman)
                                       Larry Trachtenberg
                                       Nick Topharn
                                       Mark Willard

6.   Secretary                  :      Susan Connabeer

7.   Registered Office          :      5th Floor, 7-10 Chandos Street
                                       Cavendish Square, London W1M 9DE


8.   Accounting Reference Date  :      31st December

                                     Part 2

                           (The Subsidiary Companies)


Telesource Limited (Company No. 3633814)

Teleroute Limited (Company No. 3633810)

Equitel Card Services Limited (Company No. 3633806)

                                   SCHEDULE 3

                                (The Properties)


Description of           Owner/Occupier      Description         Permitted           Current Rental
Premises                 --------------      of tenure           Use                 --------------
--------------                               Title               --------
                                             Number, etc.
                                             ------------
Fourth Floor             Equitel             Leasehold           Offices -           Until 16 April 1999
and Parking              Communications      for a term,         Class B1            a peppercorn.
Space                    Limited             commencing                              From 17th April
39/40 Portman                                24th March                              1999 until the
Square                                       1999 and                                expiration of the
London W1                                    expiring 22nd                           term (pound)175,718
                                             March 2004

Parking Space            Equitel             Licence for         Parking             (pound)3,000 per annum
                         Communications      one year then       Space
                         Limited             determinable

Parking Space            Equitel             Licence for                             (pound)3,000 per annum
                         Communications      one year then       Parking
                         Limited             determinable        Space

                                   SCHEDULE 4

                                  (Warranties)

1       INTERPRETATION

1.1 Where any of the following paragraphs of this Schedule or any provision or disclosure made or referred to in the Disclosure Letter is qualified by the expression "to the best of the knowledge, information and belief of the Vendors" or "so far as the Vendors are aware" or any similar expression, that paragraph shall be deemed to include an additional warranty to the effect that the statement has been made after such reasonable enquiry as would be appropriate in the circumstances.

1.2 References to "the Company" shall be deemed to include references to the Subsidiaries and each of the warranties set out in this Schedule shall be deemed given in respect of both the Company and the Subsidiaries.

2       DISCLOSED INFORMATION

2.1 All information contained or referred to in the Disclosure Letter and in the Schedules to this Agreement and supplied by the Vendors' solicitors to the Purchaser's solicitors ("Disclosed Information") was (save to the extent already corrected or updated in the Disclosure Letter) when given and is now so far as the Vendors are aware accurate in all material respects.

2.2 So far as the Vendors are aware there is nothing omitted from the Disclosure Letter which would make any of the statements set out therein materially inaccurate.

3       ACCOUNTS

3.1 The Accounts a copy of which is annexed to the Disclosure Letter have been prepared in accordance with generally accepted accounting practice and principles reflect in all material respects the assets and liabilities of the Company (whether actual or contingent or otherwise) and the state of the affairs of the Company at such date and its results for the period since the date of its incorporation.

3.2 All proper and necessary books of account and records have been fully and accurately kept and completed by the Company, and the same contain full and correct information relating to all transactions to which the Company has been a party in accordance with law and generally accepted accounting practice and principles and all such books and records are in the possession or control of the Company.

4       POSITION SINCE ACCOUNTING DATE

4.1 Since the Accounting Date (i) there has been no adverse change in the financial or trading position or prospects of the Company (ii) the business of the Company has been carried on in the normal course (iii) the Company has not declared or paid any dividends or effected any distribution (for tax purposes or otherwise) of or in respect of its assets or share capital (iv) the Company has not acquired or disposed of any business or material assets other than in the ordinary course of day to day trading and (v) the Company has not made or agreed to make any loan or payment or entered into any transaction or assumed or incurred any liabilities (including contingent liabilities) except in the ordinary course of day to day trading and for full value and in the case of capital commitments such commitments do not exceed (pound)10,000 in aggregate.

4.2 No order has been made or petition presented or resolution passed for the winding-up or other dissolution of the Company and no receiver or manager or administrator has been appointed over any of its assets and there are no grounds on which any such appointment may be made.

5       TAXATION

5.1 The Company has within the requisite time limits duly made all returns, given all notices, and supplied all other information required to be supplied to the Inland Revenue HM Commissioners of Custom and Excise and/or any other competent fiscal authority in any part of the world and all such information returns and notices were when given or supplied and are now accurate in all material respects and made on a proper basis and are not, so far as the Vendors are aware, likely to be the subject of any dispute with any of the relevant authorities concerned.

5.2 The Disclosure Letter gives full details of all matters relating to taxation in respect of which the Company (either alone or jointly with any other person) has or on the basis of law and practice presently operative has an outstanding entitlement:-

        5.2.1 to make any claim (including a supplementary claim) for any Relief (as defined in the Tax Deed);

        5.2.2 to make any election for one type of Relief, or one basis, system or method of taxation as opposed to another;

        5.2.3 to make any appeal (including a further appeal) against any assessment to taxation; or

        5.2.4   to make any application for the postponement of taxation.

5.3 The Company has duly deducted withheld paid and accounted for all tax due to have been deducted withheld paid or accounted for by it before the date of this Agreement and is not and has not at any time since the Accounting Date been liable to pay interest on any unpaid taxation.

5.4 Since the Accounting Date the Company has not made and the Company is not subject to any present or future liability to make or provide any payment or consideration which could be disallowed as a deduction in computing the profits of the Company or as a charge on the Company's income for taxation purposes.

5.5 The book value of each of the capital or fixed assets of the Company in or adopted for the purposes of the Accounts does not exceed the amount (if any) deductible under Section 38 TCGA and is such that on a disposal or deemed disposal of such assets or any of the same at that value no balancing charge or chargeable gain will arise accrue or crystallise.

5.6 The Company has never reduced its share capital or repurchased repaid or redeemed any share capital nor capitalised any profits reserves or share premium account in the form of or in paying up any amounts unpaid on any shares debentures or other securities nor agreed or resolved to do any of the foregoing.

5.7 The Company is a registered and taxable person for the purposes of value added tax and (i) has complied with all the requirements of the value added tax legislation and all applicable regulations; (ii) is not in arrears with any payment or returns thereunder and is not liable to any abnormal or non-routine payment for value added tax purposes; (iii) has maintained complete correct and up to date value added tax records invoices and other necessary documents; (iv) has not been required by HM Commissioners of Customs and Excise to give any security; and (v) is not and has never been or agreed to be an agent manager or factor for the purposes of Section 47 or 48 of the Value Added Tax Act 1994.

5.8 The Company is not bound and has not agreed to become bound by any lease, tenancy or licence in the case of which under its terms or by statute that Company is or could become liable to pay an amount in respect of value added tax chargeable as a result of the making of an election to waive exemption under Schedule 10 to the Value Added Tax Act 1994.

5.9 The Company is not under any liability to taxation, contingent or otherwise, in respect of any other company which at any time has been a member of the same group or consortium as the Company or an associated company of the Company for taxation purposes or in respect of any transaction effected with or asset or benefit received from or given by the Company to any such other company.

5.10 The Company is not under any liability to taxation or additional taxation, contingent or otherwise, under any of the provisions of Part XI of the Taxes Act (close companies) or any failure by the Company to distribute sufficient of its profits in any accounting year or period.

5.11 The Company has not entered into or been a party to any scheme or arrangement designed partly or wholly for the purposes of avoiding or deferring taxation, and no scheme or transaction of any nature has been carried out by or proposed in relation to the Company which has given rise or could give rise to a charge to taxation under Part XVII of the Taxes Act.

5.12 All of the documents relating to or necessary to prove the title of the Company to its assets (including, without limitation, any leasehold or freehold property) have been properly stamped.

5.13    The Company has only ever been tax resident in the United Kingdom.

5.14 No event has occurred which could give rise to a claim under the Tax Deed if it were now in force.

6       ASSETS

6.1 The Company was at the Accounting Date and (subject only to sales of current assets in the ordinary course of its day to day trading) now is the owner of and has good and marketable title to all of the assets included in the Accounts and all assets (including plant and equipment furniture and motor vehicles) now owned or used by it or in its possession.

6.2 All debts owing to the Company at Completion will realise their full face value within four months of their due date and no amount included in the Accounts as owing to the Company at the Accounting Date has realised an amount less than the value for which it was included in the Accounts or is now regarded as irrecoverable in whole or in part.

7       MORTGAGES AND CHARGES

        The Company has not created nor has it agreed to create and nor is there subsisting any mortgage debenture lien charge or other similar encumbrance or security interest over all or any of its property assets undertaking goodwill reserves or share capital, whether present or future.

8       GUARANTEES

        The Company is not and has not agreed to become bound by any guarantee bond, warranty, or indemnity or suretyship or similar commitment and there is not now outstanding any such guarantee bond, warranty indemnity suretyship or similar commitment given for the accommodation of or in respect of any obligation or liability of the Company.

9       BORROWING ARRANGEMENTS

9.1 The Disclosure Letter contains full particulars of and there are annexed thereto true copies of all material documents (including facility letters bank mandates and any documents executed by the Company to secure its borrowing obligations) in relation to all borrowings of the Company and all arrangements in the nature of borrowing or loan facilities including without limitation factoring or invoice discounting arrangements.

9.2 The Company is not in breach of the terms of any of its borrowing obligations and in particular of any document governing the terms of or securing such borrowings and no event has occurred which will or might give any person the right to call for the immediate or early repayment of any of its borrowings or to terminate any loan facilities placed at its disposal or which is likely to cause a demand for the immediate repayment of any of its borrowings which are repayable on demand.

9.3 There is no indebtedness of the Company exceeding (pound)10,000 in aggregate which is overdue for payment or discharge by more than three months and (assuming continuance of its existing bank and other financial facilities disclosed in the Disclosure Letter) the Company has sufficient working capital for the purposes of carrying on its business in its present form for the period of twelve months after Completion.

10      MATERIAL COMMITMENTS AND AGREEMENTS

10.1 The Company is not party to nor liable in respect of and none of the assets of or used by the Company is affected by:

        10.1.1 any bill of sale pledge or hypothecation or any hiring or leasing agreement hire purchase agreement credit or conditional sale agreement or agreement for payment on deferred terms or any other similar agreement;

        10.1.2 any contract covenant commitment or arrangement (i) of an onerous or unusual nature or which is likely to be unprofitable or (ii) which is not terminable by the Company without compensation by three months notice or less or which is unlikely to be fully performed within three months from the date hereof or (iii) made otherwise than in the ordinary and usual course of the business of the Company as now carried on or (iv) in respect of which any party thereto has not performed and complied in all material respects with its obligations;

        10.1.3 any partnership joint venture consortium trade association or society or any agreement or arrangement relating thereto;

        10.1.4 any selling purchasing manufacturing licensing franchising agency distribution or other similar agreement or arrangement relating to the sale of goods or services by or to the Company;

        10.1.5 any contract covenant commitment or arrangement which in any way restricts the freedom of the Company to carry on its business or any part thereof in any part of the world in such a manner as it thinks fit;

        10.1.6 any contact covenant commitment or arrangement which is or is liable to be terminated or altered by another party as a result of any change in the control management or shareholders of the Company; or

        10.1.7 particulars of all contracts to which the Company is a party and which relate to the acquisition or disposal or licensing of telecommunication capacity are contained in the Disclosure Letter.

10.2 No person is authorised to act as agent or attorney for the Company or to bind the Company otherwise than its Directors acting as a Board.


11      PROPERTIES

11.1 Save for the properties referred to in Schedule 3 ("the Properties") the Company does not use own or occupy or have any interest in any freehold leasehold or other real property and the Company is under no liability (actual contingent or otherwise) in respect of the Properties or any such property or interest which it has used owned or occupied or had any interest in prior to the date hereof.

11.2 The particulars of each of the Properties shown in Schedule 3 are true and correct, copies of all material documents relating to the Properties have been supplied to the Purchaser's Solicitors prior to the date hereof and the written replies of the Vendors' Solicitors to the written enquiries of the Purchaser's Solicitors relating to the Properties are true complete and accurate in all respects.

11.3 The Company has good and marketable title to each of the Properties and is the beneficial and legal owner in exclusive possession of the estate or interest in each Property specified in Schedule 3 free from any mortgage, charge, lien, debenture, lease, underlease, tenancy adverse right, condition, privilege, easement, overriding claim, option, right of pre-emption, covenant, restriction, acceptance, reservation or interest claim and any matters or things registered or capable of registration in any Registry and the Company is in a position without incurring any liabilities thereby to sell each property as Beneficial Owner with a full title guarantee for the purposes of the Law of Property (Miscellaneous Provisions) Act 1994.

11.4 The Company is entitled, without restriction and without breaching the terms of any lease or other rights of occupation or the provisions of any legislation to use each of the Properties for the purpose specified in Schedule 3 and every other use for which it presently uses the same or any part thereof.

11.5 No notices orders proposals applications requests or schedules of dilapidations affecting or relating to any of the Properties have been served or made by any authority or other person or by the Company and, so far as the Vendors are aware, there are no circumstances which are likely to result in any being served or made.

11.6 In the case of any Property occupied by the Company under a lease tenancy licence or similar right, the Company has fully complied in all material respects with all its obligations in respect of such occupation and no notice has been received to terminate the right of the Company to continue the same and, so far as the Vendors are aware, there are no circumstances which could result in such right of occupation being determined otherwise than by the Company.

11.7 All persons occupying the Properties or any part thereof under any lease tenancy licence or similar right from the Company have fully complied with all their obligations in respect of such occupation.

12      ENVIRONMENTAL AND HEALTH MATTERS

12.1 The Company has complied in all material respects with its obligations under all statutes and/or regulations and/or orders or other provisions of law and/or codes of practice (including without limitation the laws of tort which protect or relate to the protection of the environment and/or the health and well being of individuals and/or other living creatures.

12.2 None of the products sold or otherwise supplied by or through the Company have at any time infringed, at the time of their supply or (if later) installation by the Company, any statutes, regulations, order or other provisions of law referred to in Warranty (12)(a) above.

13      BUSINESS OF THE COMPANY

13.1 The Company does not carry on any business other than the business described in the Disclosure Letter with specific reference to this Warranty.

13.2 The Company has at all material times held and continues to hold all licences covenants and permissions required for the carrying on of its business both in the United Kingdom and abroad and is not in material breach of the terms or conditions of such licences covenants and permissions; there are no pending or threatened proceedings which might in any way adversely affect such licences covenants or permissions; and the Vendors are not aware of any circumstances whereby any of the same is likely to be suspended cancelled revoked or not renewed in the ordinary course.

13.3 All goods and services manufactured and/or supplied and/or promoted by the Company whether for sale or distribution or otherwise comply in all material respects with all applicable legislation in the territories in which they are promoted or sold or distributed and no such goods are in any way unsaleable or defective so as to give a right of action against the Company which is likely to have a material adverse effect on the Company or its business.

13.4 None of the business practices of the Company is or has been the subject of or susceptible to or affected by any investigation, reference, report or order made by and the Company has not received any process notice or communication (formal or informal) from any governmental legislative regulatory consumer protection or like authority of any jurisdiction or competence.

14      LITIGATION

        The Company is not engaged in any litigation arbitration prosecution or other legal proceedings (whether as plaintiff defendant or third party) and there are no such proceedings pending or threatened or any proceedings in respect of which the Company is or might be liable to indemnify or compensate any other person concerned therein and to the best of the knowledge information and belief of the Vendors there are no claims facts event or other circumstances which are likely to give rise to any such proceedings.

15      BREACHES OF OBLIGATIONS

        Neither the Company nor any person for whom it is vicariously responsible has committed any breach of or failed to perform or observe any provision of its

        Memorandum or Articles of Association or of any legislation in any part of the world or any covenant or agreement or the terms or conditions of any consent or licence or any judgment or order of a Court or other competent tribunal or authority by which the Company is bound or to which it is a party or which affects any of the assets owned or used by it.

16      INSURANCE

16.1 The Company is and at all material times has been fully covered by valid insurances against all normal risks having regard to the type of business carried on and assets owned or used by it.

16.2 The policies of insurance to which the Company is a party are valid and enforceable and true copies of the same are attached to the Disclosure Letter all premiums due have been paid; there are no outstanding claims or circumstances likely to give rise to a claim thereunder; and nothing has been done or omitted to be done which has made or could make any such policy void or voidable or whereby the renewal of any such policy might be affected or the premiums due in respect thereof are likely to be increased.

17      EMPLOYEES ETC

17.1 The Disclosure Letter details the names and full particulars of all officers employees consultants and agents of the Company and their respective ages, length of service with or engagement by the Company and their terms of employment or engagement including (without limitation) their notice periods and emoluments, including bonuses, profit sharing arrangements and benefits in kind, commissions, fees, remuneration, periods of notice, usual dates and terms of review of salary, fees and other benefits.

17.2 No present officer employee consultant or agent of the Company has given or received notice terminating his employment or engagement or is entitled (without giving proper notice) to terminate his employment or engagement with the Company.

17.3 The Company is not party to any agreement or arrangement (save in the case of any contract of employment to the extent fairly disclosed in the Disclosure Letter) imposing an obligation on it to increase the rates of remuneration of or to make any bonus or incentive payments or any benefits in kind or any payments under a profit sharing scheme to or on behalf of any of its former present or fixture officers employees consultants or agents, whether now or at any future date.

17.4 There is not in existence any share incentive scheme share option scheme or profit sharing scheme for all or any of the Company's officers or employees and no proposals for any such scheme or arrangement are under consideration by the Company.

18      PENSIONS

18.1 There has been and is no arrangement to which the Company contributes or may become liable to contribute under which benefits of any kind are payable to or in respect of any employee or director of the Company (or to any spouse or dependant of any of them) on retirement on death or in the event of disability or sickness or in other similar circumstances (including permanent health insurance and medical insurance).

19      INTELLECTUAL PROPERTY RIGHTS

19.1 The business of the Company has at all material times been carried on without infringing any intellectual property right of any third party.

19.2 Particulars of all intellectual property rights used and/or owned by the Company are set out in the Disclosure Letter and all of the same are duly registered (where possible) and valid and enforceable and free from any licence, sub-licence or royalty obligations and, so far as the Vendors are aware, no third party is infringing or has at any time infringed the same.

19.3 The Company has not disclosed or permitted to be disclosed or undertaken or arranged to disclose to any person any of its know how secrets confidential information technical processes or lists of customers or suppliers.

19.4    The Company uses no name other than its corporate name for any purpose.

19.5 References herein to "intellectual property" and "intellectual property rights" shall include patents, patent applications, trade marks, registered designs, design rights, copyrights, moral fights, business names, trade marks, service marks, computer software programs and systems, know how, confidential information and other industrial or commercial intellectual property rights whether registered or applied for or not.

20      ASSOCIATES AND CONNECTED PERSONS

20.1 None of the Vendors nor any director or shareholder of the Company nor any connected person or associate of any of them has any interest, direct or indirect, in any agreement or arrangement to which the Company is a party or in any business which has a close trading relationship with that of the Company or which is or is likely to become competitive with the business of the Company.

20.2 Save for remuneration and expenses properly due to its directors in the ordinary course, there are no amounts owing by or to the Company to or by any of the Vendors or any shareholder or director of the Company or any connected person or associate of any of them respectively and the Company is not under any liability (contingent or otherwise) in respect of any guarantee suretyship indemnity or like obligation given by or binding on the Company in respect of any liabilities or obligations of any of the Vendors such shareholders directors or connected persons or associates.

21      THE COMPANY

21.1 The Company is a private company limited by shares and the information set out in Schedule 2 is correct.

21.2 The Shares have been issued in proper legal form and are fully paid or credited as fully paid and the Vendors are between them the legal and beneficial owners of the Shares and have full power right and authority to sell all of the Shares hereunder to the Purchaser, free from all claims liens encumbrances and equities.

21.3 There is not now any debenture or loan capital or any agreement to create or issue any debenture or loan or share capital of the Company or any option to subscribe for or acquire or any agreement to put under option any debenture or loan or share capital of the Company and no person has the right (whether pursuant to conversion or otherwise) to call for the issue of any debenture or share or loan capital of the Company under any agreement or other arrangement presently in force.

21.4 Save as disclosed herein, the Company does not have and has never had any nor been a subsidiary and nor has it ever been the legal or beneficial owner of any share or loan capital of any company.

21.5 The register of members of the Company is correct and properly written up to date and there has been no notice of any proceedings to correct or rectify any such register.

21.6 Since the date of the incorporation of the Company neither the Company nor any class of its members has passed any Resolution.

21.7 A copy of the Memorandum and Articles of Association of the Company is attached to the Disclosure Letter, is true and complete and has embodied therein or annexed thereto a copy of every such Resolution or Agreement as is referred to in Section 380 (2) of the Companies Act.

22      GENERAL

22.1 Each Vendor has requisite powers to enter into and perform this Agreement and the obligations to be assumed or performed by him pursuant thereto and the execution and delivery and completion of this Agreement:

        22.1.1 does not and will not cause the Company or the Vendors or any of them to be in breach of any of the terms and provisions of any agreement or arrangement or order or injunction of any Court or competent tribunal;

        22.1.2 does not and will not relieve any person of or entitle any person to terminate any contractual or other obligation to the Company; and

        22.1.3 will not so far as the Vendors are aware result in any customer or supplier of the Company ceasing to deal or substantially reducing the existing level of his dealings with the Company or terminate or result in the termination of any present or future benefit or privilege enjoyed by the Company.

22.2 No person is entitled to receive from the Company any finders fee brokerage or commission in connection with the sale of Shares under this Agreement and no representation has been made to any of the Vendors or any other person in connection with this Agreement or the Disclosure Letter or otherwise for which the Company might be liable.




EXECUTED
as her deed by the said            ) /s/ Michael H. Garvin
JANET POMEROY                      ) Duly Authorized Attorney
in the presence of:-               ) for and on behalf of Janet Pomeroy
/s/ David Cran                     )
Trainee Soliciter
Gouldens
Tudar St., London

EXECUTED                           ) /s/ Michael H. Garvin
as his deed by the said            ) Duly Authorized Attorney
ADAM BISHOP                        ) for and on behalf of Adam Bishop
in the presence of:-               )
/s/ David Cran
  (as above)



EXECUTED as a Deed                 )
by two duly authorised officers    )
for and on behalf of               )
TELCOWORLD LIMITED                 )
                                     /s/ Ray Harris
                                   -------------------------------------
                                   Director


                                    /s/ P. Norris
                                   -------------------------------------
                                   Director/Secretary

EXECUTED                           )
as his deed by the said            )
NICHOLAS TOPHAM                    ) /s/ N. Tophum
in the presence of:-               )
/s/ David Pollacchi
Soliciter
35 Piccadilly, London

EXECUTED                           )
as her deed by the said            )   /s/ Michael H. Garvin
INGRID HENNINGSSON                 )   duly authorized attorney
in the presence of:-               )   for and on behalf of Ingrid Henningsson
/s/ David Cran
(as above)





EXECUTED                           )
as his deed by the said            )   /s/ Michael H. Garvin
MARK WILLARD                       )   duly authorized attorney
in the presence of:-               )   for and on behalf of Mark Willard
/s/ David Cran
(as above)




EXECUTED                           )
as his deed by the said            )   /s/ Michael H. Garvin
JOSHUA MAILMAN                     )   duly authorized attorney
in the presence of:-               )   for and on behalf of Joshua Mailman
/s/ David Cran
(as above)




EXECUTED as a Deed                 )
by two duly authorised officers    )
for and on behalf of               )
TELEMONDE INC.                     )


                                   /s/ Adam Bishop
                                   --------------------------------------
                                   Director


                                   /s/ Gottfried von Bismarck
                                   -------------------------------------
                                   Director/Secretary

EXECUTED                           )
as his deed by the said            )   /s/ Michael H. Garvin
HARRY POMEROY                      )   duly authorized attorney
in the presence of:-               )   for and on behalf of Harry Pomeroy
/s/ David Cran
(as above)




EXECUTED                           )
as his deed by the said            )   /s/ Michael H. Garvin
LARRY TRACHTENBERG                 )   duly authorized attorney
in the presence of:-               )   for and on behalf of Larry Trachtenberg
/s/ David Cran
(as above)